UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SigmaTel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 23, 2006

Dear SigmaTel Stockholder:

This year’s annual meeting of SigmaTel, Inc. (“SigmaTel”) stockholders will be held on April 26, 2006, at 10:00 AM Central Time, at the Laguna Gloria Art Museum, in the Solarium, 3809 West 35th Street, Austin, Texas 78703. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a proxy statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of SigmaTel by voting on the business to come before this meeting. After reading the proxy statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SigmaTel’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review SigmaTel’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely,

RONALD P. EDGERTON

President, Chief Executive Officer,

and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2006

TO THE STOCKHOLDERS OF SIGMATEL, INC.:

Notice is hereby given that the annual meeting of the stockholders of SigmaTel, Inc., a Delaware corporation, will be held on April 26, 2006, at 10:00 AM Central Time, at the Laguna Gloria Art Museum, in the Solarium, 3809 West 35th Street, Austin, Texas 78703, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.	To elect two Class III directors to serve on the Board of Directors until our 2009 annual meeting of stockholders, or until their respective successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on February 28, 2006 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1601 S. Mo Pac Expressway, Suite 100, Austin, Texas 78746.

Sincerely,

RONALD P. EDGERTON

President, Chief Executive Officer,

and Chairman of the Board

Austin, Texas

March 23, 2006

IMPORTANT: Whether or not you intend to attend the meeting, please fill in, date, sign and mail the enclosed proxy card in the accompanying postage-paid envelope, as promptly as possible, to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy.

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2006

The accompanying proxy is solicited by the Board of Directors of SigmaTel, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on April 26, 2006, at 10:00 AM Central Time, at the Laguna Gloria Art Museum, in the Solarium, 3809 West 35th Street, Austin, Texas 78703, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to all stockholders entitled to vote at the annual meeting on or about March 23, 2006.

SOLICITATION AND VOTING

Voting Securities.    The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. Only stockholders of record as of the close of business on February 28, 2006 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that time, we had 34,997,596 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by such stockholder on February 28, 2006. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. With respect to Proposal No. 1: Election of Directors, proxies may not be voted for a greater number of persons than the number of nominees provided below. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Secretary at our principal executive offices at 1601 S. Mo Pac Expressway, Suite 100, Austin, Texas 78746 a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors (Ronald P. Edgerton and William P. Osborne), two Class II directors (Alexander M. Davern and Robert T. Derby) and two Class III directors (John A. Hime and Kenneth P. Lawler), who will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2006, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the current Class III directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the meeting. The nominees for election by the stockholders to these positions are the current Class III members of the Board of Directors, John A. Hime and Kenneth P. Lawler. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2009 and until their successors are elected and qualified. If any nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes have no effect on the vote.

Nominees For Class III Director With Term Expiring In 2009

John A. Hime, 57… Mr. Hime has been a director since August 2003. Since 1994, Mr. Hime has been a private investor in over 25 early stage technology companies. From 1991 until 1994, Mr. Hime served as Vice President of Marketing at Tivoli Systems, a provider of software for the management of distributed client/server environments. From 1989 until 1991, Mr. Hime served as Vice President and General Manager of the Systems Business Unit at MIPS Computers, a computer company. From 1988 until 1989, Mr. Hime served as Vice President of Marketing at Frame Technology. From 1984 until 1988, Mr. Hime served as Director of Marketing at Sun Microsystems. He began his career with positions in software development at Texas Instruments and systems engineering at Data General Corporation. Mr. Hime holds a Bachelor of Arts in Mathematics from the University of Texas at Austin.

Kenneth P. Lawler, 46… Mr. Lawler has been a director since August 1999. Since February 1995, Mr. Lawler has served as a Managing Member within the Battery Ventures fund organization. Mr. Lawler manages Battery’s San Mateo office and is responsible for managing Battery’s communications and advanced technology industry practice. Prior to joining Battery in 1995, Mr. Lawler spent ten years in venture capital at Patricof & Co. Ventures and Berkeley International Capital Corporation. Before starting his venture capital career in 1985, Mr. Lawler worked in product management at Advanced Micro Devices and engineering management at Teradyne and Fairchild Semiconductor. Mr. Lawler holds both a Bachelor and Masters of Science in Industrial Engineering from Stanford University and a Masters of Business Administration from University of California, Los Angeles. Mr. Lawler is on the Venture Capital Advisory Board of the Fabless Semiconductor Association. Mr. Lawler also serves on the boards of directors of Advanced Analogic Technologies, Inc. and several privately held companies.

The Board of Directors recommends a vote “FOR” the nominees named above.

CORPORATE GOVERNANCE

Determination of Independence

The Board of Directors and the Nominating and Corporate Governance Committee thereof has determined that, other than Mr. Edgerton, each of the members of the Board of Directors is an independent director for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. Accordingly, the Board of Directors is comprised of a majority of independent directors as required by the Market Place Rules of the NASDAQ Stock Market, Inc.

Board Meetings and Committees

The Board of Directors held 14 meetings and acted by unanimous written consent 4 times during the year ended December 31, 2005. The Board of Directors has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During the year ended December 31, 2005, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all of the committees of the Board of Directors on which such director served held during that period.

Audit Committee.    The Audit Committee oversees, reviews and evaluates our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of the Audit Committee are Alexander Davern, William Osborne and John Hime. Each of the members of the Audit Committee are independent for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. as they apply to audit committee members. In addition, the Board of Directors has determined that each member of the Audit Committee possesses the level of financial literacy required by applicable laws and regulations and that Mr. Davern, the Audit Committee’s Chairman, is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The Audit Committee held 13 meetings during the year ended December 31, 2005.

Compensation Committee.    The Compensation Committee reviews and determines the compensation and benefits of our executive officers and directors, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The members of the Compensation Committee are Alexander Davern, William Osborne and John Hime. Each of the members of the Compensation Committee is independent for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. The Compensation Committee held 11 meetings and acted by unanimous written consent 48 times during the year ended December 31, 2005.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors, develops and recommends board member selection criteria, considers committee member qualification, recommends corporate governance principles to the Board of Directors, and provides oversight in the evaluation of the Board of Directors and each committee. The members of the Nominating and Corporate Governance Committee are Alexander Davern, William Osborne and John Hime. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the Market Place Rules of the NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee held 6 meetings during the year ended December 31, 2005.

Director Nominations

Our Nominating and Corporate Governance Committee reviews annually the results of the evaluation of the Board of Directors and its committees, and the needs of the Board of Directors for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Nominating and Corporate Governance Committee will evaluate candidates for directors proposed by directors, management or stockholders (provided that stockholder candidate proposals meet the requirements of our Bylaws) in light of the Nominating and Corporate Governance Committee’s views of the current needs of the Board of Directors for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee will engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Our Bylaws provide that nominations for the election of directors at an annual meeting may be made by the Board of Directors or a duly authorized committee thereof or any stockholder entitled to vote in the election of directors generally who complies with the procedures set forth in the Bylaws and who is a stockholder of record at the time notice is delivered to our corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as Directors at an annual meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to our corporate Secretary. To be timely, a stockholder nomination for a director to be elected at an annual meeting must be received at our principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Each such notice must contain specific information detailed in our Bylaws, including, without limitation, (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder; and (iii) other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors.

Communications with Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, addressed as follows:

Chairman of the Board

or Board of Directors

c/o Corporate Secretary

SigmaTel, Inc.

1601 S. Mo Pac Expressway, Suite 100

Austin, TX 78746

The Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by our Corporate Secretary in consultation with our General Counsel. The Board of Directors or individual directors so addressed is advised of any communication withheld for safety or security reasons as soon as practicable. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meetings

We make reasonable efforts to schedule our annual meeting of stockholders at a time and date to allow attendance by directors, taking into account the directors’ schedules. We encourage, but do not require, members of our Board of Directors to attend the annual meeting of stockholders. At our last annual meeting, which was held on April 21, 2005, three of the six directors then in office, attended.

Committee Charters and Other Corporate Governance Materials

The Board of Directors has adopted a charter for each of the committees described above. The Board of Directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, the Board of Directors has adopted Corporate Governance Guidelines that address the role and functions of the Board of Directors, composition of the Board of Directors, criteria for Board membership, and other Board of Directors and corporate governance matters. Links to these materials are available on our website at www.sigmatel.com.

OWNERSHIP OF SECURITIES

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2006, certain information with respect to the beneficial ownership of SigmaTel’s Common Stock by (i) each stockholder known by SigmaTel to be the beneficial owner of more than 5% of SigmaTel’s Common Stock, (ii) each director and director-nominee of SigmaTel, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of SigmaTel as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent(2)
Royce & Associates, LLC (3)	2,138,100	6.1%
Goldman Sachs Asset Management, L.P., et al (4)	1,994,368	5.7
Citadel Limited Partnership, et al (5)	1,929,827	5.5
Barclays Global Investors, NA, et al (6)	1,826,164	5.2
Ronald P. Edgerton (7)	906,836	2.5
Alan D. Green (8)	75,995	*
Stephan L. Beatty (9)	69,925	*
Ross A. Goolsby (10)	66,417	*
Michael R. Wodopian (11)	59,224	*
John A. Hime (12)	40,833	*
Alexander M. Davern (13)	30,333	*
Robert T. Derby (14)	16,124	*
William P. Osborne (15)	7,500	*
Kenneth P. Lawler (16)	5,000	*
All executive officers and directors as a group (12 persons) (17)	1,278,571	3.5

*	Less than 1.0%

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Unless otherwise indicated, shares listed as beneficially owned are held directly.

(2)	Calculated on the basis of 34,997,596 shares of Common Stock outstanding as of February 28, 2006, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after February 28, 2006 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(3)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2006, by Royce & Associates, LLC. The amount shown includes 2,138,100 shares of our common stock over which Royce & Associates has sole voting and dispositive power. Royce & Associated, LLC is a New York-based investment advisor whose address is 1414 Avenue of the Americas, New York, New York 10019.

(4)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2006, by Goldman Sachs Asset Management, L.P. The amount shown includes 1,956,668 shares of our common stock over which Goldman Sachs Asset Management, L.P. has sole voting power and 1,994,368 shares of our common stock over which Goldman Sachs Asset Management, L.P. has sole dispositive power. Goldman Sachs Asset Management, L.P. is a New York-based investment advisor whose address is 32 Old Slip, New York, New York 10005.

(5)

As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2006, by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington LLC, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd., and Citadel Derivatives

Group LLC. The amount shown includes 1,929,827 shares of our common stock over which such persons have sole voting and dispositive power. Citadel Limited Partnership is a Chicago-based entity whose address is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(6)	As reported in a Schedule 13G filed with the Securities and Exchange Commission on March 8, 2006, by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, LTD, and Barclays Global Investors Japan Trust and Banking Company Limited. The amount shown represents shares held in trust accounts for the economic benefit of the beneficiaries of those accounts, and includes 1,710,241 shares of our common stock over which such entities have sole voting power and 1,826,164 shares of our common stock over which such entities have sole dispositive power. Barclays Global Investors, NA is a California-based bank whose address is 45 Fremont Street, San Francisco, California 94105.

(7)	Includes 831,544 shares of our common stock issuable upon the exercise of options, 808,107 of which shares are vested, and 23,437 of which shares are unvested.

(8)	Includes 40,360 shares of our common stock issuable upon the exercise of options, 21,252 of which shares are vested, and 19,108 of which shares are unvested.

(9)	Includes 66,019 shares of our common stock issuable upon the exercise of options, 25,138 of which shares are vested, and 40,881 of which shares are unvested.

(10)	Includes 66,417 shares of our common stock issuable upon the exercise of options, 43,279 of which shares are vested, and 23,138 of which shares are unvested.

(11)	Includes 59,224 shares of our common stock issuable upon the exercise of options, 50,185 of which shares are vested, and 9,039 of which shares are unvested.

(12)	Includes 40,833 shares of our common stock issuable upon the exercise of options, 23,332 of which shares are vested, and 17,501 of which shares are unvested.

(13)	Includes 30,333 shares of our common stock issuable upon the exercise of options, 14,221 of which shares are vested, and 16,112 of which shares are unvested.

(14)	Includes 16,124 shares of our common stock issuable upon the exercise of options, 12,374 of which shares are vested, and 3,750 of which shares are unvested.

(15)	Includes 7,500 shares of our common stock issuable upon the exercise of options, 2,500 of which shares are vested, and 5,000 of which shares are unvested.

(16)	Includes 5,000 shares of our common stock issuable upon the exercise of options, 2,500 of which shares are vested, and 2,500 of which shares are unvested.

(17)	Includes 1,199,033 shares of our common stock issuable upon the exercise of options, 1,047,467 of which shares are vested, and 151,566 of which shares are unvested. The reported shares do not include shares held by Mr. Green who is a “named executive officers” for purposes of this proxy statement but who resigned as an executive officer of SigmaTel effective February 1, 2006.

EXECUTIVE COMPENSATION

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors as of December 31, 2005:

Name	Age	Title
Ronald P. Edgerton	54	Chairman of the Board, Chief Executive Officer and President
Stephan L. Beatty	39	Senior Vice President of Operations and Engineering Services
Phillip E. Pompa	49	Senior Vice President of Integrated Components Group
Michael R. Wodopian	53	Senior Vice President of Portable SoC Businesses
Ross A. Goolsby	38	Vice President of Finance, Chief Financial Officer and Secretary
Michael E. Barton	65	Vice President of Worldwide Sales
Alan D. Green(1)	41	Vice President and General Counsel
Melissa C. Groff	40	Vice President of Human Resources
Alexander M. Davern(2)	39	Director
Robert T. Derby	67	Director
John A. Hime(2)	57	Director
Kenneth P. Lawler	46	Director
William P. Osborne(2)	62	Director

(1)	Mr. Green resigned as Vice President and General Counsel effective February 1, 2006.

(2)	Member of the Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee.

Ronald P. Edgerton has served as our President and Chief Executive Officer since March 2001, and as a member of our Board of Directors since May 2000, serving as Chairman of the Board of Directors since July 2003. From January 1997 until joining SigmaTel, Mr. Edgerton was President of his own consulting firm, Edgerton Consulting, Inc., which provided general consulting services, such as business plan development and analysis of acquisition opportunities, for small technology companies. From January 1995 until September 1996, Mr. Edgerton worked for Eastman Kodak, initially as Chief Financial Officer of a subsidiary and then as General Manager of the Digital Medical Imaging Business Unit. From May 1990 until December 1994, Mr. Edgerton served as Chief Financial Officer of Cyrix Corporation and was responsible for Cyrix’s worldwide accounting, management information systems, and human resources functions, during which period Cyrix conducted its initial public offering. From June 1976 until September 1986, Mr. Edgerton held various financial and marketing positions with Ford Motor Company, May Department Stores and Northern Telecom. Mr. Edgerton holds both a Bachelor of Business Administration and a Masters of Business Administration from Western Michigan University.

Stephan L. Beatty has served as our Senior Vice President of Operations and Engineering Services since November 2004. From May 2003 until November 2004, Mr. Beatty served as our Vice President of Operations. From March 2002 until May of 2003, Mr. Beatty served as Director of Operations. Mr. Beatty is our key liaison with foundries and subcontractors and is responsible for the management of product planning, manufacturing and development, reliability assurance of products and processes, and negotiation of pricing arrangements with suppliers. From January 2001 until March 2002, Mr. Beatty served with us as an Operations Manager. From December 2000 until January 2001, Mr. Beatty served with us as a Product/Test Manager. From April 2000 until December 2000, Mr. Beatty served with us as a Product/Test Engineer. From April 1995 until April 2000, Mr. Beatty served as a Technology Development Engineer for Motorola, Inc. Mr. Beatty holds both a Bachelor of Science in Bio-engineering and a Bachelor of Science in Electrical Engineering from Texas A&M University.

Phillip E. Pompa has served as our Senior Vice President of Integrated Components Group since September 2005. Prior to then, Mr. Pompa served as our Vice President of Integrated Components Group from May 2004 until September 2005. From February 2002 until May 2004, Mr. Pompa served as Vice President of Marketing for Advanced Micro Devices, Inc. From April 2000 until February 2002, Mr. Pompa co-founded and served as the Vice President of Marketing at Alchemy Semiconductor, a fabless semiconductor company. From January 1999 to April 2000, Mr. Pompa served as Vice President of Sales and Marketing for Cadence Design Systems, Inc., a provider of electronic design technologies and engineering services. From 1997 until 1998, Mr. Pompa served in various capacities at UMAX Technologies, Inc., a designer and distributor of imaging products, including as President of Corporate Strategy and as Vice President of Marketing and Strategy Planning prior to that. From 1992 until 1997, Mr. Pompa served as Director of Marketing at Motorola Inc. Mr. Pompa holds both a Bachelor of Science in Electrical Engineering and a Masters in Business Administration from Stanford University.

Michael R. Wodopian has served as our Senior Vice President of Portable SoCs since November 2004. From December 2003 until November 2004, Mr. Wodopian served as our Vice President of Marketing and Business Development. From March 2000 until June 2003, Mr. Wodopian served in various capacities with Intel Corporation, including Group Marketing Director, Optical Products and General Manager, Networking Components Division. From January 1998 until March 2000, Mr. Wodopian served as Vice President, Business Development & Strategic Planning for Level One Communications and was one of four Level One executives instrumental in the acquisition of Level One by Intel. From 1980 until December 1997, Mr. Wodopian held various positions with Advanced Micro Devices, a designer and manufacturer of integrated circuits, including Director of Marketing, Communications Products Division, from May 1994 until December 1997. Mr. Wodopian holds a Bachelor of Science in Electrical Engineering from the University of Connecticut.

Ross A. Goolsby has served as our Chief Financial Officer, Vice President of Finance and Secretary since September 2001. From June 1999 until August 2001, Mr. Goolsby served as Chief Financial Officer of Utiliserve, Inc., an electrical utility products distributor, and was responsible for Utiliserve’s finance, accounting and human resources functions. From January 1993 until June 1999, Mr. Goolsby served as a Vice President and Controller of Cameron Ashley Building Products, Inc., a publicly-traded building products distributor, where he was responsible for finance and accounting and was substantially involved in merger and acquisition transactions and preparing periodic filings with the Securities and Exchange Commission. Mr. Goolsby holds a Bachelor of Business Administration in Accounting from the University of Houston.

Michael E. Barton has served as our Vice President of Worldwide Sales since November 2004. Prior to joining SigmaTel, Mr. Barton served as Vice President of Worldwide Sales for Pixelworks, Inc., a provider of integrated circuits for the advanced display industry, from January 1999 to December 2003. From December 1996 until September 1998, Mr. Barton served as Senior Vice President of Sales with Evergreen Technologies, Inc., a provider of CPU and processor upgrade and mass storage technologies. Before that, he held the role of Vice President of Sales for Cyrix Corporation from April 1991 to August 1996. From February 1975 through April 1991, Mr. Barton held various positions at Intel Corporation, including Regional Sales Manager, Automotive from February 1985 to April 1991. From August 1968 to February 1975, Mr. Barton held various sales positions with Honeywell Corp. and Signetics Corp.

Alan D. Green served as our Vice President and General Counsel from November 2001 until February 2006. Since his resignation in February 2006, Mr. Green has continued to provide advisory services to SigmaTel, including assisting with the transition to a new general counsel. From March 2000 until November 2001, Mr. Green was our Associate General Counsel. From July 1999 until February 2000, Mr. Green was a Senior Associate at the law firm Gray Cary Ware & Freidenrich LLP. From June 1997 until June 1999, Mr. Green was an Associate at the law firm Porter & Hedges, LLP. From 1993 until June 1997 Mr. Green was an associate of Sheinfeld, Maley & Kay LLP. Mr. Green holds both a Bachelor of Arts in English and a Doctor of Jurisprudence from the University of Texas at Austin.

Melissa C. Groff has served as our Vice President of Human Resources since October 2004. From 1997 until October 2004, Ms. Groff held various positions at DuPont Photomasks, Inc., a provider of microimaging solutions, including Acting Vice President of Global Human Resources and Director-Global Compensation and Benefits. From 1994 until 1997, Ms. Groff served as Corporate Compensation/Benefits Manager with MaxServ, Inc. (currently Sears Teleservice), a teleservice business. From 1992 until 1994, Ms. Groff served as Human Resources Director with Capital Network Services Inc. From 1990 until 1992, Ms. Groff served as Human Resources Manager with Monell Chemical Sense Center, a scientific institute. From 1987 until 1990, Ms. Groff served as Benefits Manager at Financial Industries Corporation, a life insurance company. Ms. Groff holds a Bachelors of Business Administration degree from Millsaps College in Jackson, Mississippi and is a certified PHR (Professional in Human Resources) and a CCP (Certified Compensation Professional).

Alexander M. Davern has been a director since June 2003. Since January 2003, Mr. Davern has served as Chief Financial Officer, Senior Vice President, IT and Manufacturing Operations and Treasurer of National Instruments Corporation. National Instruments is a publicly-traded supplier of measurement and automation products that engineers and scientists use in a wide range of industries. From December 1997 until January 2003, Mr. Davern served as Chief Financial Officer and Treasurer of National Instruments. From July 1997 until December 1997, Mr. Davern served as Acting Chief Financial Officer and Treasurer of National Instruments. From February 1994 until July 1997, Mr. Davern served as Corporate Controller of National Instruments. Prior to joining National Instruments, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern holds both a Bachelor of Business Administration and a diploma in professional accounting from University College in Dublin, Ireland.

Robert T. Derby has been a director since March 2004. Since September 1999, Mr. Derby has served as Managing Partner of MyMail, Ltd., a provider of technology solutions to internet service providers and network carriers. From September 2000 until July 2002, Mr. Derby served as a consultant, acting as founding Vice President of Sales and Marketing for Ethertronics, Inc., a developer and manufacturer of high performance internal/embedded antennas for wireless devices, and also serving as consultant and member to the advisory board of Silicon Wave Inc., a producer of high performance radio-frequency integrated circuits. Since 1987 Mr. Derby has served as Vice President of World Wide Sales for several high growth technology companies, several of which successfully completed initial public offerings during his tenure. From 1997 until 1999, Mr. Derby served as founding Vice President of World Wide Sales & Marketing for Veridicom, Inc., a provider of hardware and software identity management products. From 1994 until 1996, Mr. Derby served as founding Vice President of World Wide Sales for Neomagic Corporation, a producer of integrated circuits for handheld devices. From 1991 to 1994, Mr. Derby served as founding Vice President of World Wide Sales for Cyrix, Inc. From 1987 until 1990, Mr. Derby served as Senior Vice President of World Wide Sales for Weitek, Inc., a hardware company. Mr. Derby began his career at the Intel Corporation as a District Sales Manager in 1974 until eventually serving as Vice President & Director of World Wide Distribution Sales & Marketing from 1984 until 1987. Mr. Derby holds a Bachelor of Science from the United States Naval Academy.

John A. Hime has been a director since August 2003. Since 1994, Mr. Hime has been a private investor in over 25 early stage technology companies. From 1991 until 1994, Mr. Hime served as Vice President of Marketing at Tivoli Systems, a provider of software for the management of distributed client/server environments. From 1989 until 1991, Mr. Hime served as Vice President and General Manager of the Systems Business Unit at MIPS Computers, a computer company. From 1988 until 1989, Mr. Hime served as Vice President of Marketing at Frame Technology. From 1984 until 1988, Mr. Hime served as Director of Marketing at Sun Microsystems. He began his career with positions in software development at Texas Instruments and systems engineering at Data General Corporation. Mr. Hime holds a Bachelor of Arts in Mathematics from the University of Texas at Austin.

Kenneth P. Lawler has been a director since August 1999. Since February 1995, Mr. Lawler has served as a Managing Member within the Battery Ventures fund organization. Mr. Lawler manages Battery’s San Mateo office and is responsible for managing Battery’s communications and advanced technology industry practice.

Prior to joining Battery in 1995, Mr. Lawler spent ten years in venture capital at Patricof & Co. Ventures and Berkeley International Capital Corporation. Before starting his venture capital career in 1985, Mr. Lawler worked in product management at Advanced Micro Devices and engineering management at Teradyne and Fairchild Semiconductor. Mr. Lawler holds both a Bachelor and Masters of Science in Industrial Engineering from Stanford University and a Masters of Business Administration from University of California, Los Angeles. Mr. Lawler is on the Venture Capital Advisory Board of the Fabless Semiconductor Association. Mr. Lawler also serves on the boards of directors of Advanced Analogic Technologies, Inc. and several privately held companies.

William P. Osborne has been a director since September 2001. Since August 2005, Mr. Osborne has served as Dean of the College of Engineering of Southern Illinois University Carbondale. From April 2003 to July 2005, Mr. Osborne served as Provost and Vice Chancellor for Academic Affairs of the University of Missouri-Kansas City. From June 2002 until April 2003, Mr. Osborne served as Dean of the School of Computing and Engineering at the University of Missouri-Kansas City. From August 1995 until June 2002, Mr. Osborne served as Dean of the Erik Jonsson School of Engineering and Computer Science at the University of Texas at Dallas. From November 1990 until August 1995, Mr. Osborne served as a Professor of Electrical and Computer Engineering at New Mexico State University. Mr. Osborne has also served in industry in various positions with various companies, including as Senior Vice President of Networks Operations of Racal-Milgo Skynetworks from July 1989 to November 1990, as President and Chief Operating Officer of Telinq System, Inc. from July 1988 to July 1989, and as Vice President of Network Products and then President of the Comsat Technology Products division of Comsat Corporation from 1983 to 1988. Mr. Osborne holds both a Bachelor and Masters of Science in Electrical Engineering from the University of Kentucky and a PhD in Electrical Engineering from New Mexico State University. Mr. Osborne is a fellow of the Institute of Electrical and Electronics Engineers.

Executive Compensation

The following table sets forth information regarding the compensation paid to our chief executive officer and our next four most highly-compensated executive officers for the year ended December 31, 2005. These executives are referred to as our named executive officers elsewhere in this proxy statement.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options (#)
Ronald P. Edgerton, Chief Executive Officer and President	2005 2004	$379,135 303,682	$135,729 162,244	$6,150 —	(1)	75,000 75,000

Michael R. Wodopian Senior Vice President of Portable SoC Businesses	2005 2004	250,179 193,289	90,448 43,530	2,242 100,223	(1) (2)	16,300 21,000

Ross A. Goolsby Vice President of Finance, Chief Financial Officer and Secretary	2005 2004	222,901 180,542	78,775 49,970	6,150 —	(1)	16,300 16,000

Alan D. Green Vice President and General Counsel	2005 2004	219,614 194,822	77,680 49,609	6,150 —	(1)	12,600 10,000

Stephan L. Beatty Senior Vice President of Operations and Engineering Services	2005 2004	223,928 166,003	68,449 35,105	6,033 —		16,300 25,000

(1)	Company 401(k) matching contributions.

(2)	Mr. Wodopian received $100,223 in 2004 for relocation expenses.

Stock Options

The following table provides information concerning grants of stock options made during 2005 to each of our named executive officers. The percentage of total options granted to our employees in 2005 is based on total options granted to employees of 2,665,724 shares (which includes shares of our common stock subject to outstanding options granted under option agreements that were assumed by us in connection with our acquisitions of Oasis Semiconductor, Inc. in September 2005 and Protocom Corporation in August 2005). We have never granted any stock appreciation rights.

All of the options in the table were granted under our 2003 Equity Incentive Plan. Each option has a maximum term of seven years, subject to earlier termination if the optionee’s services are terminated. The exercisability of options issued under our 2003 Equity Incentive Plan vests with respect to 25% of the shares underlying the option one year after the date of grant and with respect to the remaining shares underlying the option thereafter in 36 equal monthly installments. The exercise prices of such options is equal to the closing price of our common stock on the date of grant.

The amounts shown in the table as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises depend on the future performance of our common stock.

Option Grants in 2005

Name and Principal Position	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Sh)	Expiration Date

						5%($)	10%($)
Ronald P. Edgerton, Chief Executive Officer and President	75,000	(1)	2.8%	$42.91	3/15/12	$2,023,940	$5,129,062

Michael R. Wodopian Senior Vice President of Portable SoC Businesses	16,300		0.6	42.91	3/15/12	439,870	1,114,716

Ross A. Goolsby Vice President of Finance, Chief Financial Officer and Secretary	16,300	(2)	0.6	42.91	3/15/12	439,870	1,114,716

Alan D. Green Vice President and General Counsel	12,600		0.5	42.91	3/15/12	340,022	861,682

Stephan L. Beatty Senior Vice President of Operations and Engineering Services	16,300		0.6	42.91	3/15/12	439,870	1,114,716

(1)	To the extent not already vested and exercisable, these options will vest in full on an accelerated basis and become exercisable in the event of our liquidation or dissolution, a merger of consolidation in which we are not the surviving corporation, upon the sale of substantially all of our assets, or the registration, pursuant to a transaction or series of related transactions, of the transfer of 80% or more of our outstanding common stock to persons who were not immediately before such transfer owners of our stock.

(2)	To the extent not already vested and exercisable, the vesting and exercisability of these options will automatically accelerate by a 24 month period in the event of our liquidation or dissolution, a merger of consolidation in which we are not the surviving corporation, upon the sale of substantially all of our assets, or the registration, pursuant to a transaction or series of related transactions, of the transfer of 80% or more of our outstanding common stock to persons who were not immediately before such transfer owners of our stock.

Aggregate Option Exercises in 2005 and Option Values at December 31, 2005

The following table presents, for our named executive officers, the number of options exercised by such officers during fiscal 2005, the value realized by such officers as a result of such exercises, and the number and value of securities underlying unexercised options that were held by those officers as of December 31, 2005. The numbers in the column entitled “Value of Unexercised In-The-Money Options at December 31, 2005” are based on the closing fair market value of our common stock of $13.10 at December 30, 2005, less the exercise price payable for these shares.

Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald P. Edgerton(1) Chief Executive Officer and President	140,000	$4,012,343	880,274	117,188	$7,769,382	$—

Michael R. Wodopian(2) Senior Vice President of Portable SoC Businesses	8,000	127,871	45,560	73,740	—	—

Ross A. Goolsby(3) Vice President of Finance, Chief Financial Officer and Secretary	65,000	2,324,068	60,669	25,301	620,318	—

Alan D. Green(4) Vice President and General Counsel	48,282	1,713,214	55,595	18,226	500,372	—

Stephan L. Beatty(5) Senior Vice President of Operations and Engineering Services	58,320	1,637,033	59,522	32,030	575,037	—

(1)	As of December 31, 2005, 836,984 of the exercisable option shares were vested and 43,290 were unvested.

(2)	As of December 31, 2005, all of the exercisable option shares were vested.

(3)	As of December 31, 2005, 39,835 of the exercisable option shares were vested and 20,834 were unvested.

(4)	As of December 31, 2005, 40,316 of the exercisable option shares were vested and 15,279 were unvested.

(5)	As of December 31, 2005, 18,166 of the exercisable shares were vested and 41,356 were unvested.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Upon his election as our President and Chief Executive Officer in March 2001, we entered into an employment agreement with Mr. Edgerton. Pursuant to the agreement, we agreed to pay Mr. Edgerton an annual base salary of $250,000, with additional performance-based bonus compensation opportunities targeted at 50% of his base salary, subject to annual review. If Mr. Edgerton’s employment is terminated by us without due cause, as defined in the agreement, or by Mr. Edgerton for certain contractual grounds described in the agreement, we are obligated to pay Mr. Edgerton severance in an amount equal to six months’ base salary, plus an additional three months for each full year that Mr. Edgerton has been employed by us at that time. Mr. Edgerton’s employment agreement has no specified term and is terminable by either party at any time. If Mr. Edgerton is terminated in connection with a change of control, as defined in his option award agreement, all of Mr. Edgerton’s outstanding unvested stock options will vest completely.

As part of this agreement, Mr. Edgerton agreed not to compete with us for a period after the termination of his employment equal to the period covered by his severance payments, not to exceed 12 months.

In May 2003, we entered into an employment agreement with Mr. Goolsby. We agreed to pay Mr. Goolsby an annual base salary of $155,250 with additional performance-based bonus compensation opportunities of up to $11,644 per quarter, which is subject to annual review and possible increase. If Mr. Goolsby’s employment is terminated by us without due cause as defined in the agreement or by Mr. Goolsby for certain contractual grounds, we are obligated to pay Mr. Goolsby 100% of his next targeted quarterly bonus in connection with his termination plus the greater of (i) four months base salary or (ii) six weeks of base salary for each year or partial year of employment. If such termination is in connection with a change of control as defined in the agreement, Mr. Goolsby will receive an additional 24 months of vesting credit for his outstanding unvested stock options and other equity compensation, if any. The term of Mr. Goolsby’s employment agreement expires on May 19, 2006, but is terminable prior to such date by either party at any time, with or without cause.

Compensation of Directors

Independent, non-employee directors receive an annual retainer of $20,000, and receive $1,500 per Board of Directors meeting attended in person or $750 per Board of Directors meeting attended by teleconference. In addition, the chairmen of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee receive an additional annual retainer of $20,000, $5,000 and $1,000 respectively. Further, the members of the Audit and Compensation Committees receive $1,000 per respective committee meeting attended in person or $500 per respective committee meeting attended by teleconference, and the members of the Nominating and Corporate Governance Committee receive $500 per committee meeting attended in person or $250 per committee meeting attended by teleconference.

New non-employee directors will receive an initial option grant of 30,000 shares and all non-employee directors will receive an annual option grant of 10,000 shares if they remain in office on the date of each annual stockholders meeting (unless they joined our Board of Directors within six months of such meeting). Such grants will vest ratably over four years. Our directors are also eligible for discretionary option grants under the terms of our 2003 Equity Incentive Plan. We reimburse directors for all reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors. Directors who are also our employees did not receive any compensation for their services as members of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee serves or has previously served as one of our officers or employees.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our 1995 Stock Option/Stock Issuance Plan, the 2003 Equity Incentive Plan and the Employee Stock Purchase Plan (all of which have been approved by stockholders) as of December 31, 2005. The following table does not include information with respect to shares of our common stock subject to outstanding options granted under option agreements that were assumed by us in connection with our acquisitions of Oasis Semiconductor, Inc. in September 2005 and Protocom Corporation in August 2005, which companies originally granted those options under their own equity compensation plans. Footnote (2) to the table below, however, sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2005, and the weighted average exercise price of those options:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)
Equity compensation plans approved by stockholders	5,048,577	$19.89	3,702,373	(1)

Equity compensation plans not approved by stockholders	—	—	—

Total	5,048,577	$19.89	3,702,373

(1)	Includes 989,299 shares that are reserved for issuance under the Employee Stock Purchase Plan. The shares that are reserved for issuance under the Employee Stock Purchase Plan are subject to automatic increase on January 1 of each year by a number of shares equal to the lesser of 1% of our outstanding shares as of the close of business on December 31 of the preceding calendar year or 500,000, subject to the approval of the Board of Directors. In December 2005, the Board of Directors resolved that the January 1, 2006 automatic reserve increase would not occur due to sufficient reserves already existing under the Employee Stock Purchase Plan. Also includes 630,000 shares of common stock remaining available for future issuance which were assumed by us as reserves under our 2003 Equity Incentive Plan in connection with our acquisition of Oasis, which originally maintained such reserves under its own equity compensation plans.

(2)	The table does not include information with respect to option agreements that were assumed by us in connection with our acquisitions of Oasis and Protocom, which companies originally granted such options under their own equity compensation plans. As of December 31, 2005, 447,738 shares of common stock were issuable upon exercise of outstanding assumed options, with a weighted average exercise price of $9.86 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements which are described above in “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” and the transactions described below, since January 1, 2005, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Consulting Agreement with Robert T. Derby. On October 19, 2004, we entered into a Consulting Agreement with Robert T. Derby, an independent member of our Board of Directors. Pursuant to the Consulting Agreement,

Mr. Derby is to provide sales and sales organization consulting services to SigmaTel from time to time, as needed, on an hourly basis. In order to preserve Mr. Derby’s status as one of our “independent” directors for purposes of complying with the NASDAQ rules regarding director independence, the Consulting Agreement provides that in no event will consulting fees paid to Mr. Derby within any consecutive 12-month period be in excess of $60,000. Since October 19, 2004, we have paid approximately $10,000 to Mr. Derby for services performed by him in connection with this Consulting Agreement.

Transactions in the Ordinary Course of Business. We sell products in the ordinary course of business to Creative Technology which, until October 2005, held greater than 5% of our outstanding common stock. Revenues from Creative Technology were approximately $43.9 million for the year ended December 31, 2005.

License of Technology. In October 2001, we entered into an asset purchase and license agreement with Metanoia, a company started by a former officer and then-current common stockholder of SigmaTel. The agreement requires SigmaTel to exclusively license DSL technology developed and owned by us to Metanoia. The total consideration payable to SigmaTel included (i) approximately 1,400,000 shares of Metanoia’s preferred stock; (ii) $207,000 payable in cash; and (iii) a note receivable of $1,000,000 bearing interest at 8% per annum payable on April 24, 2002. In March 2002, prior to the maturity of the note, Metanoia exercised its option to extend the maturity date of the note to January 24, 2003 (the “New Maturity Date”). In December 2002, prior to the New Maturity Date, we entered into an agreement with Metanoia to extend the maturity of the note to January 24, 2005 and to remove certain licensing restrictions for the use of the technology. In consideration for the amendment, Metanoia issued a new note in the amount of $500,000 to SigmaTel bearing interest at 8% per annum and maturing on January 24, 2004. Metanoia is in the process of raising capital for its business operations. We have received little cash consideration from the Metanoia transactions. As of December 31, 2005, SigmaTel had not recognized a gain on the non-cash consideration received as Metanoia had not generated operating cash flows and there is no active trading market for Metanoia securities. The licenses granted to Metanoia in the asset purchase and license agreement are perpetual. The asset purchase and license agreement provides that Metanoia may not directly compete with us or assist any other person to directly compete with us, except that Metanoia can conduct competing business in the communications industry, even if it is in direct competition with us. At the current time, we are not pursuing business activities in the ADSL communications industry.

Indemnification and Insurance. Our Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board of Directors members for breaches by the directors of their fiduciary duties.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal years 2005 and 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to SigmaTel for the fiscal years ended December 31, 2005 and 2004:

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$535,700	$436,061
Audit-Related Fees (2)	$91,000	$18,000
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of SigmaTel’s consolidated annual financial statements, the review of SigmaTel’s interim consolidated financial statements included in quarterly reports, and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of SigmaTel’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to employee benefit plan audits and the audit of Protocom’s annual financial statements in connection with our acquisition of Protocom.

(3)	SigmaTel did not engage PricewaterhouseCoopers LLP for tax services in fiscal 2005 and 2004.

(4)	SigmaTel did not engage PricewaterhouseCoopers LLP for any other services in fiscal 2005 and 2004.

The Audit Committee has adopted a policy pursuant to which it must pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members, including the chairperson. The Audit Committee has specifically delegated authority to the chair of the Audit Committee to pre-approve certain specified audit or permissible non-audit services on a case-by-case basis. Additionally, the Audit Committee has delegated to each of its other members the authority to pre-approve certain specified audit or permissible non-audit services of up to $10,000 per engagement on a case-by-case basis. A member to whom pre-approval authority has been delegated must report its pre-approval decisions, if any, to the Audit Committee at its next meeting, and any such pre-approvals must specify clearly in writing the services and fees approved. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months. During the fiscal year ended December 31, 2005, no Audit-Related Fees, no Tax Fees and no All Other Fees were approved by the Audit Committee after services had been rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

The charter of the Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee our independent registered public accounting firm. The Audit Committee has not yet undertaken its process of selecting an independent registered public accounting firm for the Company’s fiscal year ending December 31, 2006. The Audit Committee has determined that until such process is completed, PricewaterhouseCoopers LLP will continue to serve as the Company’s independent registered public accounting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee of SigmaTel’s Board of Directors is comprised of three independent, non-employee directors. Each member of the Compensation Committee meets the independence requirements specified by the NASDAQ National Market and by Section 162(m) of the Internal Revenue Code. The members of the Compensation Committee during the year ended December 31, 2005 were John A. Hime, Alexander M. Davern, and William P. Osborne. Mr. Hime serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of our executive officers and directors. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels. The Committee held 11 formal meetings during 2005. The Compensation Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

Compensation Philosophy

The goals of SigmaTel’s executive officer compensation policies are to attract, retain and reward executive officers who contribute to our success, to align executive officer compensation with our financial performance and individual performance, and to motivate executive officers to achieve our business objectives. In order to obtain these goals the Compensation Committee makes use of salary, bonus compensation and option grants. The Compensation Committee reviews compensation surveys prepared by Radford Surveys, a leading provider of compensation and benefits market data, and other surveys prepared by SigmaTel management to compare SigmaTel’s compensation package with those of similarly-sized high technology companies in the semiconductor device segment or in SigmaTel’s geographic area. In preparing the performance graph set forth in the section entitled “Comparison of Stockholder Return,” we have selected the Philadelphia Semiconductor Index as our published industry index; however, the companies included in the salary surveys used by the Compensation Committee are not necessarily those included in this index, because the Compensation Committee believes that many companies in the index may not compete with SigmaTel for executive talent, and because companies with which SigmaTel does compete for executive officers may not be publicly traded.

Elements of Executive Compensation

Base Salaries

Base salaries of executive officers are reviewed annually by the Compensation Committee and adjustments are made based on (i) salary recommendations from the Chief Executive Officer, (ii) individual performance of executive officers for the previous fiscal year, (iii) our financial results for the previous year and (iv) the Compensation Committee’s review of reports from Radford Survey concerning competitive salaries, scope of responsibilities of the officer position and levels paid by similarly-sized high technology companies in the semiconductor device segment or SigmaTel’s geographic area. Specifically, with respect to base salaries paid to SigmaTel executive officers in 2005, the Compensation Committee has determined that such compensation is within or on the low end of the competitive range

Annual Cash Bonus

Cash bonuses are tied directly to the attainment of financial and other corporate performance targets and to attainment of individual performance goals. Corporate performance targets and individual performance goals are generally established by the Compensation Committee at the beginning of each quarter and year. The ratio of bonus to base salary varies significantly across the various positions at SigmaTel in order to reflect the ability of the individual to impact SigmaTel’s overall performance and, generally, is higher for employees with higher base salaries. The Compensation Committee believes that the target bonus levels and opportunities offered by SigmaTel are competitive with the target bonuses for similar positions reported in the surveys noted above. At its

January 24, 2006 meeting, the Compensation Committee reviewed the bonus recommendations for executive officer bonus awards for 2005, which bonuses were deemed earned and were paid effective February 10, 2006. SigmaTel’s policy with respect to bonuses is that they are not earned until paid.

Long-Term Equity Compensation

SigmaTel strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders. SigmaTel makes periodic grants of stock options to executive officers under the 2003 Equity Incentive Plan. The terms of the 2003 Equity Incentive Plan also permit the Compensation Committee the authority to grant other forms of equity awards, such as stock appreciation rights, restricted stock and various performance awards. The Compensation Committee plans to begin in March 2006 granting restricted stock unit awards as well as stock options to SigmaTel employees, including executive officers, and may, in the future, deem it desirable to grant additional forms of equity awards to executive officers should any such award provide more incentive to such executives and/or provide closer alignment to the interests of SigmaTel stockholders. The size of a stock option grant to an executive officer has generally been determined with reference to the same factors as considered in base salary decisions, previous grants to that officer, as well as recruitment and retention considerations. To assist SigmaTel in retaining and motivating key employees, stock option grants generally vest over a four-year period from the date of grant. In 2005, the Compensation Committee approved stock option grants to certain of the executive officers consistent with these criteria. See “Option Grants in 2005.”

Benefits

The Compensation Committee also oversees the design, implementation and administration of all other SigmaTel benefit programs, including its 401(k) plan, medical and dental plans and certain other standard employee benefit plans. The Chief Executive Officer and the other named executive officers participate in such plans to the same extent as all other SigmaTel employees and no other special plans or benefits are offered to such executives which are not generally made available to all other employees.

Chief Executive Officer Compensation

The Compensation Committee followed the same philosophy and principles described above in determining compensation for Mr. Edgerton, President and Chief Executive Officer of SigmaTel. Mr. Edgerton is eligible to participate in the same executive compensation programs available to the other SigmaTel senior executives.

Mr. Edgerton received an annual base salary of $379,134.73 in fiscal year 2005. The Compensation Committee believes that the annual salary for Mr. Edgerton is comparable to the median salary of chief executive officers in comparable semiconductor device companies as provided by data available in the Radford Survey. In addition to his annual base salary, the Compensation Committee awarded Mr. Edgerton a stock option grant to purchase 75,000 shares of SigmaTel’s common stock, and $135,728.75 in cash bonuses paid during 2005, which bonus amount is based on Mr. Edgerton’s quarterly performance during the 2005 fiscal year, and also includes Mr. Edgerton’s annual performance bonus for fiscal year 2004 paid in fiscal 2005.

The Compensation Committee believes that Mr. Edgerton’s compensation is appropriate given SigmaTel’s performance and achievement of important strategic objectives during 2005. In evaluating the appropriateness of Mr. Edgerton’s compensation, the Compensation Committee considered the results of the Radford Survey regarding pay and benefits for other CEOs of comparable semiconductor device companies and also considered SigmaTel performance and achievement of important strategic objectives during the fiscal year 2005 relative to other peer companies. Factors considered by the Compensation Committee in maintaining Mr. Edgerton’s total annual compensation included (i) revenue growth from $194.8 million during the year ended December 31, 2004 to $324.5 million for the year ended December 31, 2005, (ii) operating income growth from operating income of $53.1 million for the year ended December 31, 2004 to operating income of $56.4 million for the year ended December 31, 2005, and (iii) successful completion of the Rio, Protocom, Oasis and Apogee acquisitions.

Policy on Deductibility of Named Executive Officer Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to SigmaTel’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, in a manner that is intended to avoid disallowance of deductions under Section 162(m). Income related to stock options granted under our stock option plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of SigmaTel and its stockholders, after taking into consideration changing business conditions and the performance of its employees. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

COMPENSATION COMMITTEE

Alexander M. Davern

William P. Osborne

John A. Hime

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees SigmaTel Inc.’s accounting and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing opinions on the conformity of our financial statements with accounting principles generally accepted in the United States of America, the effectiveness of our internal control over financial reporting and management’s assessment of internal control over financial reporting.

The Audit Committee consists of three directors each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in the listing standards for the NASDAQ Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A link to a copy of this charter is available on SigmaTel’s website at www.sigmatel.com.

The Audit Committee has reviewed and discussed SigmaTel’s audited financial statements with management.

The Audit Committee has discussed and reviewed with SigmaTel’s independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, its evaluations of SigmaTel’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and SigmaTel that might bear on their independence consistent with and as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that SigmaTel’s audited financial statements be included in SigmaTel’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Alexander M. Davern

William P. Osborne

John A. Hime

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our Common Stock with the cumulative total returns of the NASDAQ Composite Index and the Philadelphia Semiconductor Index (“SOX”) for the period commencing on September 19, 2003 and ending on December 31, 2005.(1)

Comparison of Cumulative Total Return From September 19, 2003 through December 31, 2005(1): SigmaTel, NASDAQ Composite Index, and Philadelphia Semiconductor Index

Date	SigmaTel, Inc.	NASDAQ Composite Index	Philadelphia Semiconductor Index
September 19, 2003	$100.00	$100.00	$100.00
December 31, 2003	124.65	112.02	110.25
December 31, 2004	179.44	121.43	94.01
December 31, 2005	66.16	124.10	104.03

(1)	Assumes that $100 was invested on September 19, 2003, at the closing price on such date, in our Common Stock and each index, and that all dividends have been reinvested. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable Securities and Exchange Commission rules. For a stockholder proposal to be included in our proxy materials for the 2007 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November 23, 2006. In order for it to be timely, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November 23, 2006. Unless we receive notice in the manner and by the dates specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2007 annual meeting of stockholders.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the 2006 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

ANNUAL REPORT

A copy of the annual report for the 2005 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the Securities and Exchange Commission on February 24, 2006. Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 1601 S. MoPac Expressway, Suite 100, Austin, Texas 78746.

By order of the Board of Directors

Ross A. Goolsby,

Secretary of SigmaTel, Inc.

March 23, 2006

+

SigmaTel, Inc.

000000000.000 ext
000000000.000 ext
	000004	000000000.000 ext
MR A SAMPLE		000000000.000 ext
DESIGNATION (IF ANY)		000000000.000 ext
ADD 1	Least Address Line	000000000.000 ext
ADD 2		000000000.000 ext
ADD 3
ADD 4
ADD 5
ADD 6
C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

    Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - John A. Hime	☐	☐

02 - Kenneth P. Lawler	☐	☐

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO ELECTIONS ARE MADE, THE PROXIES WILL BE VOTED FOR PROPOSAL 1.

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Important: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

☐	1 U P X	0 0 7 9 0 3	+

Proxy - SigmaTel, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoint(s) RONALD P. EDGERTON and ROSS A. GOOLSBY, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of SigmaTel, Inc. to be held at the Laguna Gloria Art Museum, in the Solarium, 3809 West 35th Street, Austin, Texas 78703, on Wednesday, April 26, 2006 at 10:00 a.m. Central Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

(Continued and to be signed on reverse side.)